Exhibit 99.1

Contact:
Tere Miller
Vice President, Investor Relations
 (760) 741-2111, ext. 177

REALTY INCOME PRICES $100 MILLION OF MONTHLY INCOME
CLASS D PERPETUAL PREFERRED SECURITIES

ESCONDIDO, CALIFORNIA, May 6, 2004…. Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE: O) today announced that a public offering of 4,000,000 shares of the Company’s Monthly Income Class D Cumulative Redeemable Preferred stock has been priced at $25.00 per share. The offering is anticipated to close on May 27, 2004. Dividends on the Class D preferred stock will be paid monthly at a rate of 7-3/8% annually, which is equivalent to approximately $1.84375 per share on an annualized basis. The Monthly Income Preferred stock has no stated maturity, sinking fund or mandatory redemption provision. It also is not convertible into any other security of the Company. At the Company’s option, the Monthly Income Preferred stock may be redeemed at $25 per share on or after May 27, 2009. The net proceeds from this offering will be used to redeem all outstanding shares of the Company’s Class B preferred shares, repay borrowings on the Company’s $250 million unsecured acquisition credit facility and for other general corporate purposes. The Company intends to file an application to list the Monthly Income Class D Preferred shares on the New York Stock Exchange.

Underwriters for the offering included: Citigroup (co-books), Merrill Lynch & Co. (co-books), Wachovia Securities (co-books), and Credit Suisse First Boston (co-lead), along with A.G. Edwards, Raymond James, and RBC Capital Markets as senior co-managers, and BB&T Capital Markets, Crowell, Weedon & Co., Ferris, Baker Watts Inc., and Piper Jaffray as co-managers and Wells Fargo Securities, LLC.

A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

A copy of the prospectus relating to the offering may be obtained from: Citigroup Global Markets, Inc., Attention: Prospectus Department, 140 58th St., Brooklyn,  New York, 11220. Interested parties may also call 718-765-6732.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income, The Monthly Dividend Company®, is a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date the Company has paid 405 consecutive monthly dividend payments throughout its 35-year operating history and has increased the monthly dividend for 26 consecutive quarters. The monthly dividend is supported by the cash flow from over 1,500 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Note to Editors: Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the Internet at http://www.realtyincome.com/Investing/News.html.